Exhibit 1.1

DATED April 6, 2015

TEEKAY CORPORATION

as Vendor

and

TEEKAY OFFSHORE PARTNERS L.P.

as Purchaser

PURCHASE AGREEMENT

relating to

the sale and purchase of the entire ownership interests in

Knarr L.L.C.

and

Teekay Knarr AS

Contents

Clause	Name	Page

1	Definitions and Interpretation	3
2	Agreement For Sale	8
3	Consideration	8
4	Completion	9
5	Warranties	11
6	Remedies of the Purchaser	13
7	Implementation	16
8	Costs	16
9	Other Provisions	16
10	Notices	18
11	Governing Law and Jurisdiction	19
12	Termination	20

Schedule	Name	Page

1	Disclosure Schedule	21

2	The Interests Transfer Documents	32

3	Warranties and Representations	33

4	The Vessel	47

5	Consideration Formula	48

Execution Page		49

DATED April 6, 2015

BETWEEN:

(1)	TEEKAY CORPORATION, a Marshall Islands company having a principal office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM08, Bermuda (the “Vendor”); and

(2)	TEEKAY OFFSHORE PARTNERS L.P., a Marshall Islands limited partnership having a principal office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM08, Bermuda (the “Purchaser”).

BACKGROUND

(A)	The Vendor is the indirect legal and beneficial owner of the Owner and the Operator.

(B)	The Owner is the direct legal and beneficial owner of the Vessel.

(C)	The Operator bareboat charters the Vessel from the Owner and has entered into a lease and operation contract with the Charterer.

(D)	Pursuant to the Offer Letter, the Vendor has now offered its 100% interest in both the Owner and the Operator for sale to the Purchaser, which will involve inter alia the sale of the Interests by the Vendor to the Purchaser.

(E)	The Purchaser has agreed to purchase the Interests from the Vendor subject to the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the Schedules and the recitals, unless the context requires otherwise:

“Business Day” means a day (other than a Saturday or Sunday) on which banks in New York are open for the transaction of normal banking business (other than solely for trading and settlement in Dollars) or, for the purposes of Clause 10 (Notices ), a day on which banks are open for the transaction of normal banking business in the country of receipt of a notice.

“Business Information” means all information and records (in whatever form held and whether commercial, financial, technical or otherwise) relating to any Target Company or the business or activities or affairs of any Target Company, which can be reasonably considered to be confidential to the Target Companies or any of them.

“Charter” means the agreement for lease and operation in respect of the Vessel (Agreement No. 109205 CNT) dated 30 June 2011 between (i) the Operator and (ii) the Charterer, as amended and/or assigned or novated from time to time.

“Charterer” means BG Norge Limited (Norwegian Branch), a registered branch under the laws of Norway with organization no 986 592 288 (of a company incorporated in England and Wales with company no. 05028627) whose registered branch office is at Likkeveien 103 B, 4007 Stavanger, Norway as operator for and on behalf of the Jordbær Group.

“Claim” means a claim for breach of Warranty by the Purchaser against the Vendor.

“Closing” means completion of the sale and purchase of the Interests in accordance with Clause 4.1 (Timing of Closing ).

“Closing Date” means the day on which Closing takes place, which shall be the date that is five business days after the Operator receives an Interim Performance Test Certificate (as defined under the Charter) from the Charterer unless otherwise agreed in writing by the Purchaser and the Vendor; provided also that the novation of the Facility Agreement as contemplated by Section 4.3(c) and the incurrence of any short-term Vendor financing pursuant to Section 3.1 as part of the Closing shall not breach or violate any covenants under credit facilities of Purchaser or its subsidiaries.

“Consideration” means the consideration payable by the Purchaser for the Interests, as set forth in Schedule 5 “Consideration Formula”.

“Covered Environmental Losses” means all environmental and toxic tort Losses and Expenses suffered or incurred by the Purchaser, the Purchaser Group Companies or any of the Target Companies by reason of or arising out of:

(a)	any violation or correction of violation of Environmental Laws by the Vendor or the Vendor Group Companies; or

(b)	any event or condition associated with ownership or operation by the Vendor or the Vendor Group Companies of the Interests (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Vessel or the disposal or release of Hazardous Substances generated by operation of the Vessel), including, without limitation:

(i)	the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws;

(ii)	the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws; and

(iii)	the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work,

but only to the extent that such violation complained of under (a), or such events or conditions included in (b), occurred before the Closing Date and, provided that, in no event shall Losses or Expenses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses”.

“Disclosed” means fully, fairly and expressly disclosed by this Agreement, including the Disclosure Schedule and, for this purpose “fairly disclosed” means any information disclosed in such manner and in such detail or with sufficient explanation as to enable a reasonable purchaser to make an informed assessment or estimation of the matter concerned and its financial, operational or other consequences to the Target Companies.

“Disclosure Schedule” means the Disclosure Schedule attached hereto at Schedule 1.

“Dollars” or “US$” means United States Dollars.

“Environmental Laws” means all federal, state, foreign and local laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment, each as amended up to and including the Closing Date.

“Facility” means the US$815,000,000 secured term loan facility made available by The Export-Import Bank of Korea, Citibank N.A. London Branch and others to the Owner pursuant to the Facility Agreement.

“Facility Agreement” means the secured term loan facility agreement dated as of 24 February 2014 and made between, amongst others, (i) the Owner as borrower and (ii) The Export-Import Bank of Korea, Citibank N.A. London Branch and other lenders pursuant to which the lenders have agreed to make the Facility available to the Owner for the purposes stated in the Facility Agreement.

“Financing Arrangements” means the financing and related security arrangements in relation to the Owner and the Vessel as contemplated by and created pursuant to the Facility Agreement.

“Hazardous Substances” means:

(a)	substances which contain substances defined in or regulated under applicable Environmental Laws;

(b)	petroleum and petroleum products, including crude oil and any fractions thereof;

(c)	natural gas, synthetic gas and any mixtures thereof;

(d)	any substances with respect to which a federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation;

(e)	any hazardous waste or solid waste, within the meaning of any Environmental Law;

(f)	any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law;

(g)	any radioactive material; and

(h)	any asbestos-containing materials that represent a health hazard.

“Indebtedness” means any borrowings or other indebtedness whatsoever owed by the Target Companies or any of them.

“Insolvency Event” means in relation to any of the Purchaser, the Vendor or the Target Companies (as the context may require) that any of the following actions has occurred in relation to it:

(a)	an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)	it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c)	any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Interests” means 100% of the entire equity interests or share capital in the Target Companies.

“Interests Transfer Documents” means those documents further described in Schedule 2 hereto.

“Jordbær Group” means the licensees of the “Knarr” PL 3735 License Area from time to time, being, as at the date of the Charter, BG Norge AS (45%), RWE Dea Norge AS (10%), Wintershall Norge ASA (20%) and Idemitsu Petroleum Norge AS (25%).

“Losses and Expenses” means liabilities, losses, damages, claims, demands, awards and expenses (including, without limitation, legal costs) and includes, for the avoidance of doubt, any value added tax (VAT) (or similar tax) payable in relation to any such matter, circumstance or item (except to the extent that the party claiming Losses and Expenses obtains credit for such VAT as input tax).

“Offer Letter” means the letter dated September 11, 2014 by the Vendor addressed to Teekay Offshore GP LLC, in its capacity as general partner of the Purchaser.

“Operator” means Teekay Knarr AS, a company organized and existing under the laws of Norway with its registered address at Beddingen 16, 7014 Trondheim, Norway.

“Owner” means Knarr L.L.C., a limited liability company incorporated and existing under the laws of The Republic of Marshall Islands with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Outstanding Contractual Items” means any outstanding claims or disputes arising out of the Construction Contract (as further described in Schedule 1) or the Charter in respect of, inter alia, liquidated damages, variation orders, force majeure etc.

“Purchaser Group Companies” means the Purchaser and any subsidiaries thereof.

“Relevant Documents” means those agreements, contracts, understandings and arrangements to which any of the Target Companies is a party or to which any of the Interests, the Vessel or any other assets of any of the Target Companies are subject or by which they are bound which are material to any of the Target Companies, set out in the Disclosure Schedule.

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other agreement or arrangement of any kind having the effect of conferring security.

“Specified Rate” is the rate of interest equal to yearly LIBOR from time to time plus 100 basis points.

“Target Companies” means the Owner and the Operator.

“Target Company” means each one of the Owner and the Operator.

“Tax” or “Taxation” means any tax, duty, contribution, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest in relation thereto, including without limitation (and without prejudice to the foregoing) corporation tax, income tax (including tax failing to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, and any other payment whatsoever that any of the Target Companies is or may be or become bound to make to any person and that is or purports to be in the nature of taxation or otherwise by reason of any taxation statutes.

“Taxation Authority” means any national, local municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having, or purporting to have power or authority in relation to Tax.

“Transaction Documents” means this Agreement and the other documents delivered at Closing pursuant to Clause 4 (Completion ).

“Vendor’s Account” means such account of the Vendor as the Vendor may specify to the Purchaser from time to time.

“Vendor Group Companies” means the Vendor and any subsidiary of the Vendor, from time to time (except, with effect from Closing, the Target Companies and any Purchaser Group Companies).

“Vessel” means the FPSO unit “Petrojarl Knarr” with IMO No. 9630987 owned by Owner, details of which are set out in Schedule 4 (The Vessel ).

“Warranties” means the representations and warranties set out in Clause 5 (Warranties ) and Schedule 3 (Warranties and Representations ).

1.2	Interpretation

1.2.1	Reference to:

(a)	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

(b)	a statutory or regulatory body shall include its successors and any substituted body;

(c)	the singular includes the plural and vice versa; and

(d)	one gender includes all genders.

1.2.2	Unless otherwise stated, a reference to a Clause, sub-clause or Schedule is a reference to a Clause or sub-clause of, or Schedule to, this Agreement and a reference to this Agreement includes its Schedules.

1.2.3	Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect its construction.

1.2.4	In construing this Agreement the so-called eusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

2	AGREEMENT FOR SALE

2.1	Sale and purchase of Interests

Subject to the other provisions of this Agreement, the Vendor shall sell and transfer the Interests to the Purchaser and the Purchaser shall purchase and take transfer of the Interests on the Closing Date.

2.2	Absolute title to Interests; no Security Interest in Interests

The Vendor shall take all reasonable steps within its power and control to procure that the Purchaser will duly obtain absolute title to the entire legal and beneficial interest in the Interests, and all rights (whether in respect of distributions, voting or otherwise) that at the date of this Agreement or any later time are conferred on or by any of the Interests, free from any Security Interest other than Disclosed.

3	CONSIDERATION

3.1	Payment of Consideration

The Consideration shall be paid by the Purchaser on the Closing Date by way of:

(a)	electronic transfer of such portion of the Consideration as determined by the Purchaser and specified in writing to the Vendor at least five (5) Business days before the Closing Date, in immediately available funds to the account of the Vendor as specified by the Vendor in writing at least five (5) Business days before the Closing Date; and

(b)	the balance (but not more than $400 million) by means of the issuance by the Purchaser in favour of the Vendor of an unsecured promissory note of the Purchaser in the original principal amount of such balance, which shall be due and payable, subject to permitted prepayment, on the first anniversary of the Closing Date and bear interest at the rate of 6.5% per annum, such note to be in such form as otherwise mutually agreed by the parties.

3.2	Vendor’s Undertakings

In addition to the transfer of the Interests to the Purchaser, the Vendor further undertakes as follows:

(a)	that on Closing, it shall procure that each of the Target Companies shall have no net liabilities other than the liabilities Disclosed in the Disclosure Schedule;

(b)	following the Closing Date and upon receiving any notices, correspondence, information or enquiries in relation to any of the Target Companies, the Interests, the Vessel or the Transaction Documents, it shall forthwith pass copies thereof to the Purchaser and shall hold in trust for the relevant Target Company and account forthwith for any monies received after the Closing Date on account of such Target Company;

(c)	it shall procure that the Company shall not have made any distributions to its interest holder at any time on or prior to Closing.

4	COMPLETION

4.1	Timing of Closing

Subject to the provisions of this Agreement, Closing shall be effected by the Vendor satisfying its obligations under Clause 4.2 (Vendor’s Closing obligations) and by the Purchaser satisfying its obligations under Clause 4.3 (Purchaser’s Closing obligations) and shall take place on the Closing Date.

4.2	Vendor’s Closing obligations

4.2.1	The Vendor shall deliver or procure that there are delivered to the Purchaser on or before the Closing Date (as the context may permit):

(a)	a duly executed transfer in respect of the Interests in favour of the Purchaser, or as it may direct;

(b)	the Interests Transfer Documents;

(c)	the certificate, if any, for the Interests (or an indemnity in the approved form for any lost certificates);

(d)	certified copies of the minutes of a meeting of the directors of the Vendor (certified as at the date of Closing to be a certified copy of such resolutions in full force and effect and certifying that such resolutions have not been revoked), confirming, inter alia, that it has authorised the transfer of the Interests to the Purchaser;

(e)	where applicable, all statutory and minute books (in every case written up to, but not including, the Closing Date), common seals, certificates of formation and certificates of amendment (or equivalent), cheque books, bank mandates and other books and records (whether statutory, financial or otherwise) of the Target Companies as applicable and all certificates and documents of title relating to any investments of any of the Target Companies;

(f)	the original or certified true copies of the Transaction Documents;

(g)	the original or certified true copies of the Relevant Documents;

(h)	evidence satisfactory to the Purchaser that all amounts payable by any of the Target Companies under any loan facilities made available by the Vendor (other than with respect to amounts Disclosed as liabilities in the Disclosure Schedule), any bank, financial institution, or any other person whether on the basis of any Security Interest provided by any of the Target Companies, and whether in relation to the Vessel or otherwise, have been paid in full and all associated Security Interests (other than those identified in the Disclosure Schedule) have been discharged or reassigned to the relevant Target Company or to the person giving the same;

(i)	a certified copy of the Interim Performance Test Certificate (as defined in the Operation Agreement (as described in Schedule 1 hereto);

(j)	the duly executed certificate of an officer of the Vendor dated on the Closing Date, in form reasonably acceptable to the Purchaser, certifying on behalf of the Vendor to the accuracy of the representations and Warranties (save as Disclosed in the Disclosure Schedule ) of the Vendor contained in this Agreement;

(k)	evidence satisfactory to the Purchaser that Credit Agricole Corporate and Investment Bank in its capacity as agent under the Facility Agreement (on behalf of the lenders) has consented to the transfer of ownership of the Target Companies to the Purchaser and that such amendments as Credit Agricole Corporate and Investment Bank deems necessary to the Financing Arrangements in connection thereto have been effected to Credit Agricole Corporate and Investment Bank’s satisfaction;

(l)	evidence satisfactory to the Purchaser that the Charterer has consented and agreed to the transfer of ownership of the Owner and the Operator to the Purchaser.

4.3	Purchaser’s Closing obligations

The Purchaser shall on Closing and subject to the transfer of the Interests:

(a)	deliver or procure that there is delivered to the Vendor a certified copy of the minutes of a meeting of the directors of its general partner, authorising the execution of this Agreement and any other Transaction Document that it is to execute pursuant to this Agreement;

(b)	pay to the Vendor the Consideration in accordance with Clause 3.1 (Payment of Consideration);

(c)	Deliver or procure there is delivered to the Vendor evidence satisfactory to the Vendor that Credit Agricole Corporate and Investment Bank in its capacity as agent under the Facility Agreement (on behalf of the lenders) has consented and agreed to the novation from the Vendor to the Purchaser of all its rights and obligations under the Financial Guarantee, which document is listed under “Finance Documents” on the Disclosure Schedule.

4.4	Closing obligations not fulfilled

4.4.1	If either party fails, for any reason, to comply with any of its obligations under the foregoing provisions of this Clause 4 (Completion), the other party may, at its option:

(a)	by written notice to the first party defer the date for Closing by one or more periods that shall not exceed 20 (twenty) Business Days in aggregate in respect of either all of the parties’ obligations under the foregoing provisions of this Clause 4 (Completion) or such of those obligations that have not been complied with; or

(b)	proceed to Closing so far as practicable but without prejudice to the second party’s rights (whether under this Agreement or the general law) as regards the obligations with which the first party has not complied; or

(c)	waive all or any of the obligations in question of the first party.

4.4.2	If Closing is deferred to another date in accordance with Clause 4.4.1(a), and Closing is effected, the provisions of this Agreement shall apply as if that other date were the Closing Date.

5	WARRANTIES

5.1	General

The Vendor represents, warrants and undertakes, subject to Clause 5.9 (Disclosure in Disclosure Schedule ), that each statement in Schedule 3 (Warranties and Representations) is at the date of this Agreement, and will (save as Disclosed in the Disclosure Schedule) at the Closing Date remain, true, accurate and not misleading in any respect on the basis that a reference to the Closing Date were substituted for any express or implied reference to the date of this Agreement in that Schedule.

5.2	Claims

The Vendor hereby unconditionally and irrevocably covenants with the Purchaser that, subject always to the limitations set out in Clause 6 (Remedies of the Purchaser), it will indemnify the Purchaser and each of the Target Companies against all Losses and Expenses that any of the Purchaser Group Companies or the Target Companies may suffer or incur or pay in enforcing its rights in connection with any matter referred to in this Agreement or any of the Transaction Documents including, without limitation:

(a)	the disputing and/or settlement of any Claims and any steps taken to avoid and advice sought in connection with any actual, threatened or anticipated Claims;

(b)	any legal proceedings in which any of the Purchaser Group Companies or the Target Companies makes a Claim; and

(c)	the enforcement of any such settlement or judgement.

5.3	Outstanding Contractual Items

The Vendor hereby unconditionally and irrevocably covenants with the Purchaser that it shall be solely responsible for settling all Outstanding Contractual Items and that in the event that settlement of any such Outstanding Contractual Items requires the payment by the Vendor of any amount, that it shall pay such amount promptly and shall not seek re-imbursement of such amount from the Purchaser or any Target Company. No amounts paid or due and payable by the Vendor under this Clause 5.3 shall fall within the Vendor’s aggregate limit of liability as stated in Clause 6.2.

5.4	Reliance on Warranties

The Vendor acknowledges that:

(a)	the Purchaser has been induced to enter and is entering into this Agreement and the other Transaction Documents on the basis of and in reliance upon the Warranties;

(b)	the Purchaser may rely on the Warranties to the exclusion of any other information, and that, with the exception of matters set forth in the Disclosure Schedule, the Purchaser’s rights in respect thereof will not be in any way impaired as a result of any other information being possessed by or available to any Purchaser Group Companies or any officer, employee, professional or financial adviser of, or person acting on behalf of, the Purchaser or any Purchaser Group Companies.

5.5	Warranties are separate and independent

Each Warranty shall be construed as a separate and independent warranty and, save as expressly provided otherwise, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other Warranty.

5.6	Reduction in Consideration

Any payments made by the Vendor to the Purchaser in respect of Claims shall, to the extent lawfully possible, be treated by the parties as a reduction in the Consideration; provided, however, that this Clause 5.6 (Reduction in Consideration) shall not in any way limit or restrict the amount recoverable by the Purchaser or any other person under this agreement to the amount of the Consideration or any other amount (but this is without prejudice to the limitations set out in Clause 6 (Remedies of the Purchaser).

5.7	Awareness of Vendor and Ordinary Course of Business

Where any Warranty is qualified by reference to the awareness, knowledge, information or belief of the Vendor (or any similar expression), the Vendor shall be deemed to have such awareness, knowledge, information or belief as it would have after having made reasonable enquiry of the senior executive managers and officers of the Vendor. In relation to each of the Warranties concerning the assets, liabilities, Transaction Documents, Relevant Documents, Vessel or results of any of the Target Companies, such Warranties shall be deemed to be qualified by reference to exclude any matters (whether or not Disclosed) arising in the ordinary and normal course of trading as of the effective date of this Agreement.

5.8	Provision of information

The Vendor undertakes promptly to provide the Purchaser with any information that the Purchaser may by written notice request in relation to:

(a)	any of the Warranties or any statement of fact contained elsewhere in this Agreement, any Relevant Document or any Transaction Document; or

(b)	the Disclosure Schedule or any other disclosure made or information provided (or purportedly made or provided) under this Clause 5.8 (Provision of information); or

(c)	any matter or question connected with or arising out of any of the foregoing,

but this only applies to information that is (either at the date of the Agreement or at the date of the request) in the possession of the Vendor or that the Vendor or any of its professional advisers can reasonably be expected to obtain and present without undue efforts.

5.9	Disclosure in Disclosure Schedule

The Vendor shall not have any liability in respect of any Claim if and to the extent that any fact, matter or circumstance that causes any of the Warranties to be breached or that might result in a Claim or possible Claim has been Disclosed in the Disclosure Schedule or otherwise in any of the Transaction Documents or Relevant Documents. The parties agree that the Disclosure made by the documents listed in the Disclosure Schedule constitutes full, fair and express disclosure of the facts, matters, transactions, rights, obligations, assets, liabilities, arrangements, relationships and scope of information to which those documents relate.

5.10	Notification of potential Claims before Closing

If, at any time before Closing, the Vendor becomes aware of any Claim or any matter that could reasonably be expected to cause a Claim to arise or any matter that at Closing would constitute a Claim or could reasonably be expected to cause a Claim to arise, it shall forthwith disclose the same in writing to the Purchaser.

5.11	Organisation and good standing

Each party represents to the other party that it is duly formed, organised and validly existing and in good standing under the laws of its jurisdiction of incorporation.

5.12	Due authorisation

Each party represents to the other party that it has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and the execution of this Agreement has been duly authorised by all necessary action on its part.

5.13	No Impediments

To the best knowledge of each party after making such diligent inquiry as may be reasonable under the circumstances, neither party has any knowledge of any impediment that might impact the sale and purchase of the Interests as contemplated by this Agreement.

6	REMEDIES OF THE PURCHASER

6.1	Survival

Subject to the limitations and other provisions of this Agreement and the Transaction Documents, the representations and warranties of the Vendor contained in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Relevant Documents shall survive the Closing and remain in full force and effect for a period of 12 months after the Closing Date; provided, however, that the warranties and indemnities given in Clause 5.3 and the Warranties in paragraph 1(b), paragraph 1(c), paragraph 11 (Taxation), and paragraph 12(a) of Schedule 3 (Warranties and Representations) to this Agreement shall survive until, and shall terminate upon, the date of expiration of the applicable statute of limitations with respect to the liability in question. The covenants and agreements of the Vendor contained in this Agreement and the Transaction Documents that by their terms extend beyond the Closing Date shall not terminate until all obligations with respect thereto have been performed or satisfied or shall have expired or been terminated in accordance with their terms.

6.2	Indemnification by the Vendor

6.2.1	The Vendor agrees, subject to the other terms and conditions of this Agreement and the Transaction Documents, to indemnify each of the Purchaser, the Purchaser Group Companies and the Target Companies against and hold them harmless from any and all:

(a)

Losses and Expenses to the Purchaser, any Purchaser Group Companies or any Target Company arising out of or related to the breach of any representation, warranty, covenant or agreement of the Vendor in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Transaction Documents, to the extent the Vendor is notified by the Purchaser of such Losses or Expenses prior to expiration of the applicable survival period set forth in Clause 6.1 (Survival);

(b)	Covered Environmental Losses relating to the Interests to the extent that the Vendor is notified by the Purchaser of any such Covered Environmental Losses within five (5) years after the Closing Date;

(c)	Losses and Expenses to the Purchaser, the Purchaser Group Companies or any of the Target Companies arising from:

(i)	the failure of the Purchaser Group Companies, immediately after the Closing Date, to be the owner of such ownership interests in and to the Interests as are necessary to enable the Purchaser Group Companies to own and operate the Interests in substantially the same manner that the Interests were owned and operated by the Vendor Group Companies immediately prior to the Closing Date; or

(ii)	the failure of the Purchaser Group Companies to have on the Closing Date any consent or governmental permit necessary to allow the Purchaser Group Companies to own or operate the Interests in substantially the same manner that the Interests were owned and operated by the Vendor Group Companies immediately prior to the Closing Date, in each of Clause 6.2.1(c)(i) and Clause 6.2.1(c)(ii), to the extent that the Vendor is notified by the Purchaser of such Losses or Expenses within three (3) years after the Closing Date;

(d)	all federal, state, foreign and local income tax liabilities attributable to the operation of the Interests prior to the Closing Date;

(e)	Losses and Expenses to the Purchaser, any Purchaser Group Companies or any Target Company arising out of or related to the Relevant Documents in respect of any obligations of the Vendor or the Target Companies arising prior to the Closing Date, including, without limitation any Losses and Expenses arising from the Outstanding Contractual Items.

6.2.2	The aggregate liability of the Vendor under Clauses 6.2.1(a) to (e) (inclusive) shall not exceed 10% of the aggregate value of (a) the Consideration and (b) the amount of the Facility Agreement outstanding on the Closing Date.

6.3	General Provisions

6.3.1	The Purchaser agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Clause 6.2 (Indemnification by the Vendor), it will provide notice thereof in writing to the Vendor specifying the nature of and specific basis for such claim.

6.3.2

The Vendor shall have the right to control all aspects of the defence of (and any counterclaims with respect to) any claims brought against the Purchaser or any of the Purchaser Group Companies or the Target Companies that are covered by the indemnification set forth in Clause 6.2 (Indemnification by the Vendor), including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of the Purchaser (with the concurrence of the conflicts committee of the Purchaser) unless it includes a full release of the Purchaser, the Purchaser Group Companies and the Target Companies from such matter or issues, as the case may be.

6.3.3	The Purchaser agrees to cooperate fully with the Vendor with respect to all aspects of the defence of any claims covered by the indemnification set forth in Clause 6.2 (Indemnification by the Vendor), including, without limitation, the prompt furnishing to the Vendor of any correspondence or other notice relating thereto that the Purchaser, any Purchaser Group Companies or any Target Company may receive, permitting the names of such parties to be utilized in connection with such defence, the making available to the Vendor of any files, records or other information of such parties that the Vendor considers relevant to such defence and the making available to the Vendor of any employees of the Purchaser, the Purchaser Group Companies or the Target Companies; provided, however, that in connection therewith the Vendor agrees to use reasonable efforts to minimize the impact thereof on the operations of such parties and further agrees to maintain the confidentiality of all files, records and other information furnished by any such party pursuant to this Clause 6.3 (General Provisions). In no event shall the obligation of the Purchaser to cooperate with the Vendor as set forth in the immediately preceding sentence be construed as imposing upon the Purchaser an obligation to hire and pay for counsel in connection with the defence of any claims covered by the indemnification set forth in Clause 6 (Remedies of the Purchaser); provided, however, that the Purchaser may, at its own option, cost and expense, hire and pay for counsel in connection with any such defence. The Vendor agrees to keep any such counsel hired by the Purchaser reasonably informed as to the status of any such defence (including providing such counsel with such information related to any such defence as such counsel may reasonably request) but the Vendor shall have the right to retain sole control over such defence.

6.3.4	In determining the amount of any Losses or Expenses for which the Purchaser, the Purchaser Group Companies or the Target Companies is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by such parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by such parties as a result of such claim, and (ii) all amounts recovered by such parties under contractual indemnities from third persons. The Purchaser hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Purchaser, the Purchaser Group Companies or the Target Companies in connection with such efforts shall be promptly reimbursed by the Vendor in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

6.3.5	The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the other Transaction Documents shall be pursuant to the indemnification provisions set forth in Clause 5.2 and this Clause 6 (Remedies of the Purchaser). In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Vendor and the Vendor Group Companies arising under or based upon any federal, state, foreign or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

7	IMPLEMENTATION

7.1	Further assurances

The Vendor shall (and shall procure that any other relevant person shall) execute any deeds or documents and exercise or waive any rights and generally take any action, including passing (or procuring that there is passed) any resolution of the Vendor or (whilst the Vendor remains the registered owner) any of the Target Companies that the Purchaser may reasonably require, which may be necessary for this Agreement and the other Transaction Documents to be carried into effect.

8	COSTS

8.1	Responsibility for costs

Except where expressly provided otherwise, each party shall pay its own costs connected with the negotiation, preparation, execution and implementation of this Agreement and the other Transaction Documents and any matters connected therewith and investigating the affairs of the Target Companies.

9	OTHER PROVISIONS

9.1	Entire agreement

This Agreement constitutes the entire agreement between the parties regarding the sale and purchase of the Interests and supersedes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same, all of which are hereby terminated and shall cease to have effect in all respects.

9.2	Assignment

9.2.1	This Agreement shall be binding on and enure for the benefit of each party’s successors and permitted assigns. Save as provided in Clause 9.2.2, no party shall, without the prior written consent of the other party, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights (whether to damages or otherwise) or obligations arising under or in connection with the Agreement, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement, and any such assignment, transfer, charge or dealing shall be void for all purposes.

9.2.2	The Purchaser may assign all or any part of its rights and benefits under this Agreement to any Purchaser Group Companies.

9.2.3	Subject to and upon any succession or assignment permitted by this Agreement, any such successor or assignee shall in its own right be able to enforce any term of this Agreement in accordance with the terms of this Agreement as if it were a party, but until such time shall have no rights whether as a third party or otherwise. The Vendor shall have no greater liabilities towards any successor or assignee of the Purchaser than it would have had to the Purchaser had the Purchaser remained fully and solely entitled under this Agreement.

9.3	Right of set-off, deductions and withholdings and Tax on payments

9.3.1	The Purchaser shall not be entitled to set off against the Consideration any sums owing to it by the Vendor.

9.3.2	If any deduction or withholding is required by law to be made from any payment from one party to another party under this Agreement or any other Transaction Document, the party making the payment shall increase the amount thereof so as to ensure that the recipient receives and is able to retain that amount that it would have received and retained had the payment not been the subject matter of such deduction or withholding provided always that if the recipient is entitled to a credit or some other benefit as a consequence of the payment to it being the subject matter of a deduction or withholding it shall use its reasonable endeavours to utilise the credit (whether by set off, or by claiming a repayment in respect thereof, or otherwise) or benefit so arising and in the event that it is able so to do it shall repay to the party who made the payment an amount equal to the credit or benefit so utilised, provided always that this Clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6 (Remedies of the Purchaser). For the avoidance of doubt, this Clause 9.3.2 shall not impose upon the recipient of the payment any obligation to utilise any credit or benefit in priority to any other economic credit or benefit available to it or to pay to the party making the payment an amount greater than that by which the original payment was increased under this Clause 9.3 (Right of set-off, deductions and withholdings and Tax on payments).

9.3.3	If any payment from the Vendor to the Purchaser under this Agreement or any other Transaction Document is liable to Tax in the hands of the Purchaser, the Vendor shall increase the payment by such an amount as will ensure that the Purchaser is able to receive and retain, after paying Tax in respect of its receipt, an amount equal to that which would otherwise have been paid to it had the receipt not been subject to Tax in its hands, provided always that this Clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6 (Remedies of the Purchaser). The parties shall agree to the amount of any increase in a relevant payment to give effect to this Clause 9.3 (Right of set-off, deductions and withholdings and Tax on payments). In the event that the parties are not able to agree the amount of any increase, the amount thereof shall be certified by the Purchaser’s auditors acting as experts whose decision in respect thereof shall be binding on the relevant parties except in the case of manifest error.

9.4	Waivers, rights and remedies

9.4.1	No failure or delay on the part of either party to this Agreement in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude or restrict any other or further exercise of it or the exercise of any other right or remedy.

9.4.2	A waiver by either party under this Agreement of a breach of or default under this Agreement or under any other Transaction Document shall not constitute a waiver of any other breach or default, shall not affect the other terms of this Agreement or any other Transaction Document or the rights of any other person thereto and shall not prevent the Purchaser from subsequently requiring compliance with the waived obligation.

9.4.3	Any waiver (in whole or in part) of any right or remedy under this Agreement must be set out in writing, signed by or on behalf of the person granting the waiver and may be given subject to any conditions thought fit by the grantor and, unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for, and in favour of the person to, which it is given.

9.4.4	Unless specifically provided in this Agreement or otherwise, the rights and remedies of the Purchaser and the Vendor under or pursuant to any other Transaction Document are cumulative, may be exercised as often as the Purchaser or the Vendor, as applicable considers appropriate and are in addition to its rights and remedies under the general law.

9.5	Variations

No variation of this Agreement or any other Transaction Document shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties thereto.

9.6	Effect of Closing

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

9.7	Provisions of Agreement severable

If any provisions of this Agreement or any other Transaction Document is, or becomes, invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement or the relevant Transaction Document (as the case may be), but the validity, enforceability or legality of the remaining provisions of this Agreement or the relevant Transaction Document shall not be impaired.

9.8	Interest for late payment

Any sum owing by either party under this Agreement or any other Transaction Document shall carry interest from (and excluding) the date on which it is payable until (and including) the date of actual payment at the Specified Rate. Such interest will be compounded semi-annually and be payable after as well as before any judgment.

9.9	Counterparts

This Agreement and each of the other Transaction Documents may be entered into in any number of counterparts and by the parties thereto on separate counterparts, each of which when so executed and delivered shall be an original but each such document shall not be effective until each party thereto has executed at least one counterpart, but all the counterparts for document shall together constitute one and the same instrument.

9.10	Third party rights

This Agreement and the other Transaction Documents are made for the benefit of the respective parties hereto and thereto and their successors and permitted assigns only and are not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

10	NOTICES

10.1	General

Any notice under or in connection with this Agreement shall be in writing and may be delivered by hand or fax to the address of the relevant party that is set out below or to such other address as that party may have notified in writing from time to time to the party serving the notice, which notice so served by fax shall be deemed to have been received at the time of despatch:

(a)	the Vendor

Name:	Teekay Corporation

Address:	Suite No. 1778,
48 Par-la-Ville Road,
Hamilton, HM 11
Bermuda

Fax Number:	+011 441 292 3931

marked for the attention of the Corporate Secretary

(b)	the Purchaser

Name:	Teekay Offshore Partners L.P.

Address:	Suite No. 1778,
48 Par-la-Ville Road,
Hamilton, HM 11
Bermuda

Fax Number:	+011 441 292 3931

marked for the attention of the Corporate Secretary

11	GOVERNING LAW AND JURISDICTION

11.1	English law

This Agreement is governed by, and shall be construed in accordance with, English law.

11.2	Arbitration

11.2.1	Any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 and any statutory re-enactment or modification thereof before a sole arbitrator agreed by the parties or failing agreement within 7 days of receipt by one party of a notice (the “First Notice”) from the other proposing an arbitrator, a tribunal of three arbitrators comprising:

(a)	the arbitrator proposed in the First Notice;

(b)	an arbitrator appointed by the party that received the First Notice; and

(c)	an arbitrator, who shall be the chairman, appointed by the two arbitrators referred to in Clause 11.2.1(a) and Clause 11.2.1(b).

11.2.2	If the party receiving the First Notice does not within 14 days of receipt thereof notify the other party of its appointed arbitrator, the arbitrator referred to in Clause 11.2.1(a) shall be deemed appointed as sole arbitrator.

11.2.3	Once appointed in relation to a dispute, a sole arbitrator or tribunal shall resolve all other disputes between the parties in relation to this Agreement, subject to the availability of the arbitrator(s).

12	TERMINATION

12.1	Termination

This Agreement may be terminated upon written notice given at any time before the Closing:

(a)	by the mutual written consent of Vendor and Purchaser;

(b)	by the Vendor, in the event of a material breach by the Purchaser of any representation, Warranty, covenant or agreement of the Purchaser contained herein that has not been cured or is not curable by the Closing Date; or

(c)	by the Purchaser, (i) in the event of a material breach by the Vendor of any representation, Warranty, covenant or agreement of the Vendor contained herein that has not been cured or is not curable by the Closing Date, or (ii) in the event that the Closing Date does not occur before December 31, 2015.

12.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Clause 12.1 (Termination), the parties shall be relieved of their obligations under this Agreement, save that Clause 1 (Definitions and Interpretation) and Clause 10 (Notices) to Clause 11 (Governing Law and Jurisdiction) shall continue in full force and effect, and neither party shall have any claims against the other party in connection with this Agreement except in respect of any accrued rights or obligations arising under this Agreement before termination or in connection with any antecedent breach by any party of any provision of this Agreement or any breach by any party of any continuing provision of this Agreement.

In witness whereof this Agreement has been executed by or on behalf of the parties the day and year first above written.

Schedule 1

Disclosure Schedule

1. CONSTRUCTION CONTRACT

No.	DOCUMENT	COMMENTS	DATE

1.	Knarr Construction Contract	English Law	9 May 2011

2.	Addendum No.1 Knarr Construction Contract	English Law	30 May 2011

3.	Addendum No.2 Knarr Construction Contract	English Law	1 July 2011

4.	Addendum No.3 Knarr Construction Contract	English Law	29 March 2012

5.	Addendum No.4 Knarr Construction Contract	English Law	25 September 2013

6.	Addendum No.5 Knarr Construction Contract	English Law	21 March 2014

7.	Exhibit A – Scope of Work – SHI	—

8.	Attachment 1 to Exhibit A – Interface Matrix	—

9.	Attachment 2 to Exhibit A – Contractor’s Interface Management Procedure	—

10.	Attachment 3 to Exhibit A – Interface Responsibility Matrix SHI	—

11.	Attachment 4 to Exhibit A – Interface Management Plan for Reference SHI	—

12.	Attachment 5 to Exhibit A – Interface Management Datasheet for Reference SHI	—

13.	Attachment 6 to Exhibit A – Deliverables Matrix SHI	—

14.	Attachment 7 to Exhibit A – Capital Spares Listing – Commissioning, Start-up, Insurance and Operational Spares SHI	—

15.	Attachment 8 to Exhibit A – Early Engineering Deliverables SHI	—

16.	Exhibit B – Compensation	(Same document as Nos. 251-253 below)

17.	Exhibit C – Contract Schedule	—

18.	Attachment 1 to Exhibit C – Level 2 Project Schedule SHI

19.	Attachment 2 to Exhibit C – Project Execution Plan SHI

20.	Exhibit D – Admin Requirements – SHI	—

21.	Attachment 1 to Exhibit D – Project Organisation Chart	—

22.	Attachment 2 to Exhibit D – Offices and Facilities

23.	Exhibit E – Company’s Specifications	—

24.	Attachment 1 to Exhibit E – Jordbaer Development Design Basis	—

25.	Attachment 2 to Exhibit E – Jordbaer FPSO Functional Requirements	—

26.	Attachment 3 to Exhibit E – Process Safety in Design Standard	—

27.	Attachment 4 to Exhibit E – Asset Integrity Management Standard	—

28.	Attachment 5 to Exhibit E – Jordbaer Metocean Report	—

29.	Attachment 6 to Exhibit E – Sampling Philosophy	—

30.	Attachment 7 to Exhibit E – Isolation Philosophy	—

31.	Attachment 8 to Exhibit E – Shutdown Philosophy	—

32.	Attachment 9 to Exhibit E – SAS Philosophy	—

33.	Attachment 10 to Exhibit E – CCR Philosophy	—

34.	Attachment 11 to Exhibit E – SIL Assessment Philosophy	—

35.	Attachment 12 to Exhibit E – Telecom Philosophy Jordbaer	—

36.	Attachment 13 to Exhibit E – Flare, Vent and Relief Design Philosophy	—

37.	Attachment 14 to Exhibit E – Material Handling Philosophy	—

38.	Attachment 15 to Exhibit E – Weight Management Philosophy	—

39.	Attachment 16 to Exhibit E – Measurement Allocation & Sampling Philosophy	—

40.	Attachment 17 to Exhibit E – Process Laboratory Requirements	—

41.	Attachment 18 to Exhibit E – VOID	—

42.	Attachment 16 to Exhibit E – Regulations Compliance Plan	—

43.	Attachment 17 to Exhibit E – Winteriszation Philosophy	—

44.	Attachment 18 to Exhibit E – HSSE and WE Philosophies	—

45.	Attachment 22 to Exhibit E – FES and EERS Philosophy	—

46.	Attachment 23 to Exhibit E – Working Environment Area Limits	—

47.	Attachment 24 to Exhibit E – Working Environment Programme	—

48.	Attachment 25 to Exhibit E – DAL Specification	—

49.	Attachment 26 to Exhibit E – Documentation for Operation Philosophy	—

50.	Attachment 27 to Exhibit E – Document for Operation (DFO) Specification	—

51.	Attachment 27 to Exhibit E – Annex A – Requirements for Documentation	—

52.	Attachment 27 to Exhibit E – Annex B – DFI resume for Loadbearing Structures (normative)	—

53.	Attachment 27 to Exhibit E – Annex C – DFI Resume for Pipeline Systems	—

54.	Attachment 28 to Exhibit E – Numbering and Coding System	—

55.	Exhibit F – Company’s Deliverables	—

56.	Safety Study Plan – SHI	—

57.	Appendix 1to Exhibit F – Company’s Deliverables – Project Execution Phase SHI	—

58.	Appendix 2 – Turret Contractor Deliverables (AFC-MTO-Equip) ROS dates SHI	—

59.	Exhibit G – Company’s Insurances – NOT USED	—

60.	Exhibit H – Suppliers and Subcontractors – SHI	—

61.	Attachment 1 to Exhibit H – Hull Vendor List	—

62.	Attachment 2 to Exhibit H – Topsides Vendor List	—

63.	Attachment 3 to Exhibit H – Subcontractor List SHI	—

64.	Exhibit I – Contractor’s Specifications Vol I	—

65.	Exhibit I – Contractor’s Specifications Vol II	—

66.	Exhibit J – 1 Form of corporate guarantee	—

67.	Exhibit J – 2 Form of refund guarantee	—

68.	Exhibit J – 3 Form of warranty guarantee	—

69.	Exhibit K – Acceptance Testing, Mechanical Completion and Handover SHI	—

70.	Exhibit L – Health, Safety, Security and Environment Requirements – SHI	—

71.	Exhibit M – Quality Assurance Requirements – SHI	—

2. REFUND GUARANTEE

72.	Letter of Refund Guarantee	English Law	9 May 2011

73.	Amendment Number 1	English Law	19 December 2011

74.	Amendment Number 2	English Law	2 April 2012

75.	Amendment Number 3	English Law	2 October 2013

76.	Amendment Number 4	English Law	3 March 2014

77.	List of Authorised Signatories – Lee Hee Jin	—

78.	List of Authorised Signatories – Lee Jong Sung	—

3. PURCHASE OPTION AGREEMENT

79.	Purchase Option Agreement	Norwegian Law (Same document as No. 256 below)	30 June 2011

4. BAREBOAT CHARTER

80.	Bareboat Charter	English Law	30 June 2011

5. LEASE AND OPERATION AGREEMENT

81.	Agreement for the Lease and Operation of a FPSO Vessel for the Jordbaer Field	Norwegian Law	30 June 2011

82.	Addendum Number 1	Norwegian Law	16 September 2013

83.	Addendum Number 2	Norwegian Law	20 March 2014

84.	Side Letter Addendum Number 2	Norwegian Law	2 June 2014

85.	Addendum Number 3	Norwegian Law	30 June 2014

86.	Exhibit A – Scope of the Services	—

87.	Attachments to Exhibit A	—

88.	Exhibit B (1) – Compensation	—

89.	Exhibit B (2) – Compensation	—

90.	Exhibit B (3) – Compensation	—

91.	Exhibit C – Contract Schedule	—

92.	Attachments to Exhibit C	—

93.	Exhibit D – Administration Requirements	—

94.	Exhibit E – Company’s Documents	—

95.	Exhibit F – Company’s Deliverables	—

96.	Exhibit G – NOT USED	—

97.	Exhibit H – Subcontractors	—

98.	Exhibit I – Contractor’s Specification	—

99.	Exhibit J – Business Principles	—

100.	Exhibit K – NOT USED	—

101.	Exhibit L – Health Safety, Security and Environment Requirements	—

102.	Exhibit M – Quality Assurance Requirements	—

103.	Exhibit N – Form of Ultimate Holding Company Guarantee	—

104.	Exhibit O – Form of Performance Bond	—

105.	Exhibit P – NOT USED	—

106.	Exhibit Q – Technical Supplement	—

107.	Exhibit R – Bareboat Charter Terms	—

108.	Exhibit S – Form of Company Guarantee	—

6. OPERATION AGREEMENT

109.	Production Support Services Agreement	Norwegian Law	1 January 2012

7. FRAMO AGREEMENT

110.	Framo Engineering – Knarr LLC Contract	English Law	17 June 2011

111.	Exhibit A – Scope of Work – FE	—

112.	Attachment 1 – Contractor’s Interface Matrix	—

113.	Attachment 2 – NOT USED	—

114.	Attachment 3 – FPSO Interface Responsibility Matrix	—

115.	Attachment 4 – Jordbaer Interface Management Plan	—

116.	Attachment 4 – Appendix A – FE	—

117.	Attachment 4 – Appendix B – FE	—

118.	Attachment 4 – Appendix C – FE	—

119.	Exhibit B – Compensation	—

120.	Exhibit C – Contractor’s Schedule – FE	—

121.	Attachment 1 – Schedule Achievement Notification	—

122.	Attachment 2 – Milestone Completion Certificatge	—

123.	Attachment 3 – Notification Certificate	—

124.	Attachment 4 – Project Schedule	—

125.	Attachment 5 – Project Execution Plan	—

126.	Exhibit D – Company’s Deliverables List	—

127.	Exhibit E – Company’s Specifications	—

128.	Exhibit F – Company’s Deliverables	—

129.	Attachment 1 – Company’s Deliverables List	—

130.	Attachment 2 – Safetec Safety Study Plan	—

131.	Exhibit G – Contractor’s Insurance FE	—

132.	Exhibit H – Suppliers and Subcontractors	—

133.	Attachment 1 – Turret Vendor List	—

134.	Exhibit I – Contractor’s Specifications	—

135.	Exhibit J – Form of Company Guarantee	—

136.	Exhibit K – Acceptance Testing, Mechanical Completion and Handover	—

137.	Exhibit L – Health, Safety, Secuirty and Environment Requirements	—

138.	Exhibit M – Quality Assurance Requirements	—

8. FACILITY AGREEMENT

8.1 FIRST AND SECOND ADVANCE (on system as “815M USD Feb 24, 2014”)

139.	Facility Agreement	English Law and English Courts have jurisdiction (cl.22)	24 February 2014

140.	Drawdown Notice to First Advance	—	21 March 2014

141.	Drawdown Notice to Second Advance	—	21 March 2014

142.	Waiver Request	As per cl. 22 of the Facility Agreement (above)	21 March 2014

143.	Intentionally Blank	—

144.	TOO Financial Guarantee	English Law	24 February 2014

145.	Teekay Financial Guarantee	English Law	24 February 2014

146.	Citibank N.A. – ISDA	English Law	24 February 2014

147.	Nordea Bank Finland plc – ISDA	English Law

148.	ABN AMRO Bank N.V. – ISDA	English Law

149.	Credit Agricole Corporate & Investment Bank – ISDA	English Law

150.	DNB Bank ASA – ISDA	English Law

151.	Mortgage	(Registered in the Bahamas)	(Agreed Form)

152.	Deed of Covenants	English Law	(Agreed Form)

153.	Pre-Delivery Assignment	English Law	2 April 2014

154.	Notice of Assignment in relation to Construction Contract and Acknowledgment and Undertaking (Builder)	English Law	2 April 2014

155.	Notice of Assignment in relation to Refund Guarantee and Acknowledgment and Undertaking (Refund Guarantor)	English Law	2 April 2014 (Acknowledgment – 4 April 2014)

156.	Notice of Assignment in relation to Refund Guarantee and Acknowledgment and Undertaking (Framo)	English Law	2 April 2014 (Acknowledgment – 4 April 2014)

157.	Notice of Assignment of Insurances		2 April 2014

158.	Borrower Share Pledge	English Law	2 April 2014

159.	LLC Certificate and Instrument of Transfer to LLC Certified Assignment	—	LLC Certificate – 22 December 2010 Instrument of Transfer – N/A

160.	Irrevocable Proxy	—	2 April 2014

161.	Bareboat Charterer Share Pledge	Norwegian Law	2 April 2014

162.	Notice of Share Pledge	Norwegian Law	2 April 2014

163.	Acknowledgement of Share Pledge and shareholder register of the Bareboat Charterer	—	2 April 2014

164.	Assignment	English Law	(Agreed Form)

165.	Bareboat Charterer Assignment	English Law	(Agreed Form)

166.	Quiet Enjoyment Undertaking	Norwegian Law (Borrower and Charterer signatures held in escrow)	(Agreed Form)

167.	Master Agreement Charge	English Law	2 April 2014

168.	DNB Bank ASA Notice and Acknowledgment Charge	—	Notice – 2 April 2014 Acknowledgment – 3 April 2014

169.	ABN AMRO Bank N.V. Notice and Acknowledgment of Charge	—	Notice – 2 April 2014 Acknowledgment – 24 April 2014

170.	Nordea Bank Finland Plc Notice and Acknowledgment of Charge	—	Notice – 2 April 2014 Acknowledgment – 9 April 2014

171.	Citibank N.A. Notice and Acknowledgment of Charge	—	Notice – 2 April 2014 Acknowledgment – 10 April 2014

172.	Credit Agricole Corporate & Investment Bank Notice and Acknowledgment of Charge	—	2 April 2014

173.	Bareboat Charterer Account Charge	French Law	2 April 2014

174.	Account Charge	French Law	2 April 2014

175.	Deed of Release of Bridge Facility	English Law	3 March 2014

176.	Notice of Reassignment of the Shipbuilding Contract	—	2 April 2014

177.	Notice of Reassignment of the Refund Guarantee	—	2 April 2014

178.	Notice of Reassignment of Current and Other Equipment	—	2 April 2014

179.	Notice of Reassignment of the Insurances	—	2 April 2014

180.	Operations Agreement	Norwegian Law	1 January 2012

181.	Construction Contract	(Same document as No. 1 above)	9 May 2011

182.	Addendum No 1 to the Construction Contract	—	30 May 2011

183.	Addendum No 2 to the Construction Contract	—	1 July 2011

184.	Addendum No 3 to the Construction Contract	—	29 March 2012

185.	Addendum No 4 to the Construction Contract	—	25 September 2013

186.	Addendum No 5 to the Construction Contract	—	21 March 2014

187.	Charter	English Law (Same document as No. 80 above)	30 June 2011

188.	Amendment No 1 to the Charter	—	16 September 2013

189.	Amendment No 2 to the Charter	—	20 March 2014

190.	Purchase Option Agreement	Norwegian Law	30 June 2011

191.	Bareboat Charter	English Law	30 June 2011

192.	Refund Guarantee	English Law	23 May 2011

193.	First Amendment to Refund Guarantee	English Law	19 December 2011

194.	Second Amendment to Refund Guarantee	English Law	2 April 2012

195.	Third Amendment to Refund Guarantee	English Law	2 October 2012

196.	Fourth Amendment to Refund Guarantee	English Law	3 March 2014

197.	Side Letter regarding Addendum No. 5 to Construction Contract	English Law	21 March 2014

198.	Framo Contract	English Law	20 June 2011

199.	Borrower Director’s Certificate	—	2 April 2014

200.	Bareboat Charterer Director’s Certificate	—	2 April 2014

201.	Teekay Director’s Certificate	—	2 April 2014

202.	TOO Director’s Certificate	Laws of the Republic of the Marshall Islands	2 April 2014

203.	Shareholder Director’s Certificate	—	2 April 2014

204.	Borrower Director’s Certificate	—	2 April 2014

205.	Borrower Officer’s Certificate	—	1 April 2014

206.	Written Consent from the Charterer	English Law	20 March 2014

207.	Process agent letter	English Law	24 February 2014

208.	A Certificate from Teekay that it owns a minimum of 51% of the voting rights in the General Partner	—	2 April 2014

209.	Invoice from the Builder evidencing the amount payable under Milestone 14	—	26 March 2014

210.	Milestone 14 completion Certificate	—	21 March 2014

211.	Endorsed Notice of assignment of Insurances and Loss Payable Clause	—	Not available at the time the bible was produced

8.2 FINAL ADVANCE (on system as “Delivery of Knarr FPSO)

212.	Facility Agreement	English Law	24 February 2014

213.	Drawdown Notice	English Law	18 June 2014

214.	Consent Request Letter	English Law	18 June 2014

215.	Consent Request Letter Regarding P&I Cover	English Law	27 June 2014

216.	Mortgage	Under the Commonwealth of the Bahamas	1 July 2014

217.	Register of Transcript Issued by the BMA Evidencing Registration of the Vessel and the Mortgage	English Law	1 July 2014

218.	Assignment	—	1 July 2014

219.	Notice of Assignment of Insurances	—	1 July 2014

220.	Notice to The Standard Club Europe re Disclosure	—	1 July 2014

221.	Notice to DnK re Disclosure	—	1 July 2014

222.	Notice of Assignment to the Bareboat Charterer and Acknowledgement	English Law	1 July 2014

223.	Deed of Acknowledgement from the Bareboat Charterer	English Law	1 July 2014

224.	Notice of Assignment of Purchase Option Agreement	English Law	1 July 2014

225.	Deed of Covenants	English Law	1 July 2014

226.	Operator’s Acknowledgement	—	1 July 2014

227.	Amendment Deed to Deed of Covenants	—

228.	Bareboat Charterer Assignment	English Law	1 July 2014

229.	Notice of Assignment of Insurances	—	1 July 2014

230.	Quiet Enjoyment Undertaking	Norwegian Law	27 June 2014

231.	Borrower’s Certificate Attaching: a) Evidence that the amount of the final advance is sufficient to pay all eligible delivered costs b) A true copy of the agreed draft of the protocol of delivery and acceptance	—	27 June 2014

232.

Borrower’s Certificate Attaching:

a) Bringdown Certificate

b) Confirmation of no security interests

c) Confirmation that the charter date of acceptance will occur no later than the date failing fifteen months

d) Confirmation that no direct agreement under the purchase option agreement has been exercised

e) Confirmation that the project documents have not been amended and are in force

f) Confirmation that the DSCR is not less than 1:2:1 for each relevant period

g) Confirmation that the LLCR is not less than 1:2:1 for each relevant period

h) Confirmation that the representations made by the Company are true in all material respects under clause 11 (other than clauses 11.2, 11.6 and 11.8) of the facility agreement

i) Confirmation that no default is continuing or would result from the making of the final advance

		—	27 June 2014

233.	Process Agent Letter	English Law	24 February 2014

234.	Interim Classification Certificate	—	30 June 2014

235.	Memorandum of Understanding	—	30 June 2014

236.	2014 Budget	—	24 June 2014

237.

Operating Director’s Certificate Attaching:

a) Constitutional Documents

b) Board resolutions (and shareholder resolutions, if applicable)

c) Power of Attorney

d) Certificate of Incumbency

e) Proportion of shares held by each shareholder

		Norwegian Law	27 June 2014

238.	Budget (OPEX and CAPEX)	—	July 2014 – June 2015

239.	Interest Hedging: Interest Swap Confirmation from ABN AMRO	—	7 March 2014

240.	Interest Swap Confirmation from Citibank N.A., London Branch	—	7 March 2014

241.	Interest Swap Confirmation from CA-CIB	—	7 March 2014

242.	Novation Agreement with Nordea (1) Containing the Swap Details That Were Novated	Laws of the State of New York	19 March 2014

243.	Novation Agreement with Nordea (2) Amending the Governing Law of the Novation Agreement with Nordea (1) to English Law to be Consistent with the ISDA Master Agreement	English Law	19 March 2014

244.	Novation Agreement with DnB Bank Containing the Swap Details were Novated	US (New York) Law	17 March 2014

9. SETTLEMENT LETTER

245.	Settlement Contribution Letter (Signed)		1 July 2014

10. OMNIBUS AGREEMENT

246.	Amended and Restated Omnibus Agreement (Teekay Shipping)	US (New York) Law

DOCUMENTS REQUESTED IN EMAIL

247.	A. Knarr – Protocol of Delivery	English Law	1 July 2014 at 04:40

248.	A. Knarr – Protocol of Delivery – Appendix A

249.	Bareboat Charterer Account Charge	French Law	2 April 2014

250.	Borrower Account Charge (signed, dated)	French Law	2 April 2014

251.	Exhibit B – Compensation – pages 1-20	English Law (Same as document No. 16 above)

252.	Exhibit B – Compensation – pages 21-40	English Law (Same as document No. 16 above)

253.	Exhibit B – Compensation – pages 41-60	English Law (Same as document No. 16 above)

254.	I. Knarr – Bill of Sale		25 June 2014

255.	Mortgage		1 July 2014

256.	Purchase Option Agreement	Norwegian Law (Same document as No. 79 above)	30 June 2011

257.	Exhibit J-1 Form of Corporate Guarantee	English Law	7 June 2011

258.	First Amendment to Refund Guarantee	English Law	19 December 2011

259.	Fourth Amendment to Refund Guarantee	English Law	11 March 2014

260.	H Knarr – Commercial Invoice		1 July 2014

261.	Knarr LLC – LLC Agreement 2nd Amendment and restated	Marshall Islands	8 September 2014

262.	Knarr LLC Certificate of Limited Liability Interest	Marshall Islands	22 December 2010

263.	Refund Guarantee issued by Kexim	English Law	23 May 2011

264.	Second Amendment to Letter of Refund Guarantee	English Law	2 April 2012

265.	Third Amendment to Letter of Refund Guarantee	English Law	2 October 2013

266.	Onshore Completion Certificate		3 November 2014

267.	Acknowledgement of Compliance (PSA)		31 October 2014

268.	DNB Performance Bond (Operation Agreement)	Norwegian Law	30 June 2011

269.	Amendment 3 to DNB Performance Bond (Operation Agreement)	Norwegian Law	11 June 2014

270.	Ultimate Holding Company Guarantee (Operation Agreement)	Norwegian Law	30 June 2011

271.	Nordea Performance Guarantee (Framo Agreement)	English Law	20 June 2011

272.	Agreement re: Items Requiring Additional Works	English Law	30 June 2014

273.	Settlement / Close Out Agreement		30 June 2014

Registration/Vessel Documents

274.	Knarr LLC – Certificate of Good Standing	Marshall Islands	23 September 2014

275.	Knarr LLC – Certificate of Formation	Marshall Islands	23 September 2014

276.	Teekay Knarr AS Articles of Association	Norwegian	By meeting held 30 January 2014

277.	Teekay Knarr AS Certificate of Registration	Norwegian	Incorporated 25 January 2011

278.	Bahamas Transcript of Registry Petrojarl Knarr	Bahamas	23 September 2014

Schedule 2 : The Interests Transfer Documents

Schedule 2

The Interests Transfer Documents

1.	Certificate of Limited Liability Interest of Knarr L.L.C., signed by its sole member, the Vendor Group Company, Teekay Holdings Limited, and duly endorsed by its sole member for transfer to the Purchaser or to its direction.

2.	Copy of the share register of Teekay Knarr AS, signed by a director, showing the purchaser as the sole holder of the shares of Teekay Knarr AS.

3.	A board resolution of Teekay Knarr AS evidencing that the board of Teekay Knarr AS has approved the transfer of the shares to the Purchaser.

Schedule 3 : Warranties and Representations

Schedule 3

Warranties and Representations

1	The Company and the Interests

(a)	Information

The Target Companies are duly formed and validly existing under the laws of their respective jurisdictions of incorporation. Each of the Target Companies has the requisite power and authority to own and operate its properties and assets and to carry on its business.

(b)	Title to Interests

The Interests constitute 100% of the issued capital of the Target Companies, the Vendor Group Company, Teekay Holdings Limited, is the sole legal and beneficial owner of the Interests, and no claim has been made by any person to be entitled to any of them. The Interests have been duly authorized, properly allotted and validly issued and are fully paid, or credited as fully paid, and non-assessable. Save as Disclosed there is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Interests nor are there any agreements, arrangements or commitments to give or create any such Security Interest, right or claim, and no claim has been made by any person to be entitled to any.

(c)	No arrangements relating to share capital

None of the Target Companies have created or issued any shares or equity or partnership interests (other than the Interests). There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person the right to require the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares, equity or loan capital in any of the Target Companies (or any unissued shares, equity capital, loan capital or other securities of any of the Target Companies) now or at any time in the future, and none of the Target Companies has agreed to do or enter into any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

(d)	No capital reorganisations

Neither of the Target Companies has since its incorporation or formation:

(i)	made any issue of securities or partnership interests by way of capitalisation of profits or reserves (including share premium account and capital redemption reserve); or

(ii)	repaid, purchased or redeemed any shares of any class of its share capital or otherwise reduced its share capital or partnership interests or any class of it;

or agreed to do any of the foregoing (whether at the option of any other person or otherwise).

(e)	No agreement/arrangement

Save as Disclosed, neither the Vendor nor either of the Target Companies are party to any agreement or arrangement concerning:

Schedule 3 : Warranties and Representations

(i)	the transfer or disposal of the Interests or any interest therein or any restriction thereon or obligation relating thereto;

(ii)	the exercise of votes at meetings of the board of the Target Companies (if any) or of the holders of any class of Interests; or

(iii)	the right to appoint or remove any directors or officers of the Target Companies.

(f)	No Security Interest over assets

Save as Disclosed, there is no Security Interest (other than liens arising in the usual course of business consistent with past practices) affecting the whole or any material part of the assets of any of the Target Companies.

2	The Vendor

(a)	Capacity of Vendor

As regards the Vendor:

(i)	it has the requisite power and authority to enter into this Agreement and the Transaction Documents to which it is a party and perform all its obligations thereunder;

(ii)	this Agreement and the Transaction Documents to which it is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms;

(iii)	it has the power and authority to absolutely and unconditionally sell and transfer the full legal and beneficial ownership in the Interests to the Purchaser on the terms set out in this Agreement;

(iv)	the execution and delivery of this Agreement and the Transaction Documents and performance by it of the obligations thereunder do not and will not result in a breach of, or constitute any default under, any law or regulation, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its Articles of Incorporation and Bylaws or any agreement to which it or a Vendor Group Company is a party;

(v)	all consents, licences, approvals and authorisations required by it in connection with this Agreement and the Transaction Documents to which it is a party and the transactions contemplated thereby have been obtained and are in full force and effect;

(vi)	no action, suit, proceeding, litigation or dispute against it or any Vendor Group Companies is presently taking place or pending or, to its knowledge, threatened that would or might reasonably be expected to inhibit its ability to perform its obligations under this Agreement and the Transaction Documents to which it is a party or that could materially and adversely affect the Interests; and

(vii)	in so far as it is a body corporate:

(A)	it is a body corporate duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated;

Schedule 3 : Warranties and Representations

(B)	no Insolvency Event has occurred in relation to it and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

(b)	Vendor/Company relationship

Save as Disclosed, neither the Vendor, nor any Vendor Group Companies:

(i)	owe any indebtedness or other liability and which in aggregate exceeds US$100,000 to the Target Companies whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety, and there is no such indebtedness or liability and which in aggregate exceeds US$100,000 due or owing by the Target Companies to the Vendor, or any Vendor Group Companies and there is no guarantee or Security Interest in respect of any such indebtedness or liability outstanding;

(ii)	are party to any agreement, arrangement or understanding, other than this Agreement and the Transaction Documents, with any of the Target Companies or relating to any of the Target Companies or the Interests in which the Vendor or, any Vendor Group Companies is or has been interested, whether directly or indirectly, and there is no agreement, arrangement or understanding to which any of the Target Companies is a party and in which the Vendor, or any Vendor Group Companies has or has had an interest, whether directly or indirectly; or

(iii)	is entitled to a claim of any nature against any of the Target Companies, or which individually does not exceed US $100,000, or has assigned to any person the benefit of a claim against any of the Target Companies to which it would otherwise be entitled.

3	Agreements

(a)	Disclosure of Relevant Documents

Complete and accurate copies of all Relevant Documents (including all amendments and supplemental agreements relating thereto) have been provided to the Purchaser and all Relevant Documents are set out in the Disclosure Schedule.

(b)	Enforceability of and compliance with agreements

In relation to each Relevant Document:

(i)	the Vendor has no reason to believe that any of the Target Companies will be unable to complete and fulfil each of the Relevant Documents by the due date and in accordance with its terms;

(ii)	the Target Companies are in the possession or in the control of each Relevant Document;

(iii)	so far as the Vendor is aware, there are no written or oral agreements that derogate from the obligations of any person other than the Target Companies or increase the obligations of any of the Target Companies under the Relevant Documents;

Schedule 3 : Warranties and Representations

(iv)	each Relevant Document has been validly executed by the relevant Target Company, is valid and subsisting, has not been terminated and is fully enforceable against the relevant Target Company and, to the Vendor’s knowledge, the other parties to such agreement in accordance with its terms;

(v)	none of such Relevant Documents is subject to a Security Interest granted or created by any of the Target Companies or the Vendor Group Companies other than under the terms of the Relevant Documents;

(vi)	to the Vendor’s knowledge, other than as Disclosed, there is no and has not been, at any time, any breach of, or any default in the performance of, the terms of any such Relevant Documents by any person other than the Target Companies nor are there any circumstances likely to give rise to such breach or default. None of the Target Companies have granted any time or indulgence, or waived any right, in relation to any Relevant Document and, in particular, but without prejudice to the generality of the foregoing, all amounts due and payable under such agreements have been duly paid in full on, or within a reasonable period of, the due date for payment of the same;

(vii)	so far as the Vendor is aware, each of the Target Companies has fulfilled all of its obligations and performed and observed all warranties, undertakings, covenants and agreements on its part to be fulfilled, performed and observed under each Relevant Document;

(viii)	no notice of any intention to terminate, repudiate, rescind, modify or disclaim any provision of any Relevant Document has been given by any of the Target Companies or, so far as the Vendor is aware, received from a person by any of the Target Companies in respect of any Relevant Document;

(ix)	so far as the Vendor is aware, each of the Target Companies has paid all Taxes, duties, imposts and other charges payable in respect of the Relevant Documents so far as such Taxes, duties, imposts and other charges fall upon the relevant Target Company and have become due and payable;

(x)	all necessary licences, approvals and consents required by the relevant Target Company prior to the entry into of each of the Relevant Documents and for their continuation were duly obtained and are subsisting and, to the Vendor’s knowledge, no circumstances have arisen that may lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent;

(xi)	other than as Disclosed, there are no disputes or outstanding claims pending or, to the Vendor’s knowledge, threatened against any of the Target Companies under the Relevant Documents and, to the Vendor’s knowledge, no person is entitled to make, or has threatened to make, a claim against any of the Target Companies in respect of any representation, breach of condition or warranty or other express or implied term relating to any of the Relevant Documents and no matter exists that would or might enable a person other than the Target Companies to make such a claim or raise a set-off, deduction, withholding or counterclaim in any action for breach of any Relevant Document or otherwise give any person other than the Target Companies the right to withhold or delay payment of any sum due from it under the terms of the Relevant Document or the performance of any of its obligations thereunder;

Schedule 3 : Warranties and Representations

(xii)	so far as the Vendor is aware, no person (other than the parties to the Relevant Documents) has any rights (including any Security Interests) in respect of any such Transaction Documents or the assets the subject thereof;

(xiii)	the execution of this Agreement by the Vendor and the exercise of its rights and performance of its obligations under the Agreement does not constitute and will not result in any breach of any Relevant Document or other agreement or treaty to which the Vendor or any Target Company is a party;

(xiv)	the obligations expressed to be assumed by the Vendor in this Agreement are legal and valid obligations, binding on them in accordance with the terms of this Agreement and no limit on any of their powers will be exceeded as a result of the transaction contemplated by this Agreement or the performance by the Vendor, of its obligations herein; and

(xv)	so far as the Vendor is aware, no Insolvency Event has occurred in relation to any third party to any Relevant Documents.

(c)	No powers of attorney

There are in force no powers of attorney given by any of the Target Companies nor any other authority (express, implied or ostensible) given by any of the Target Companies to or in favour of any person (as agent or otherwise) to enter into any agreement, contract or commitment or to do anything on their behalf except as set out in the Disclosure Schedule. The Disclosure Schedule sets out details of all persons who have authority to bind the Target Companies in the ordinary course of their business.

(d)	Change of control

Neither the sale of the Interests hereunder nor any change in the management of the Target Companies as a result of this Agreement will:

(i)	entitle any person to modify or terminate any Relevant Document or other arrangement with any of the Target Companies;

(ii)	result in the breach by any of the Target Companies under any of the terms, conditions or provisions of any Relevant Document or other instrument to which the relevant Target Company is a party;

(iii)	result in any present or future Indebtedness becoming due and payable or capable of being declared due and payable prior to its stated maturity; or

(iv)	entitle any person to receive from the any of the Target Companies any finder’s fee, brokerage or other commission in connection with the sale of the Interests.

(e)	Offers and tenders

No offer or tender or similar arrangement given or made by any of the Target Companies is capable of giving rise to an agreement solely by the unilateral act of any person other than the Target Companies.

(f)	Joint Ventures etc

Schedule 3 : Warranties and Representations

Other than as Disclosed, none of the Target Companies are or have agreed to, act or carry on business in partnership with any other person and are or have agreed to act or become a member of any joint venture, consortium, corporate or unincorporated body, association or undertaking.

(g)	Competition/Anti-trust

None of the Target Companies is party to any practice, arrangement or agreement that infringes or is likely to require registration or notification under any relevant anti-trust or competition law.

(h)	Restrictive practices

Other than as Disclosed, none of the Target Companies is or has been a party to any agreement, arrangement, understanding or practice restricting the freedom of any of the Target Companies to carry on the whole or any part of their business in any place in such manner as they think fit or to provide or take goods and/or services by such means and from and to such persons and into or from such places as they may from time to time think fit and/or to compete in any area or in any field or with any person.

(i)	Directors or Officers

The management of each Target Company is vested exclusively in its Board of Directors (or comparable governing body). A Vendor Group Company is, and the Purchaser (or its nominee) shall be upon the Closing, the sole member or sole shareholder (as the case may be) of each Target Company with, in its capacity as such, authority to select the Board of Directors (or comparable governing body) which shall make all decisions and take all actions for the Target Company as, in their sole discretion, they shall deem necessary and appropriate to enable the Target Company to carry out any lawful activity, including but not limited to carrying on the acquisition, ownership, operation and disposition of oceangoing vessels.

4	Financial Arrangements

(a)	Indebtedness

Save as Disclosed, none of the Target Companies have outstanding nor have they incurred or agreed to incur any Indebtedness (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, rate, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).

(b)	Financing Arrangements

The sale by the Vendor and the purchase by the Purchaser of the Interests are subject to the Financing Arrangements. No Default or Event of Default (as each of those terms are defined in the Facility Agreement) has occurred.

(c)	Loans by the Target Companies

None of the Target Companies have made any loans to the Vendor, any Vendor Group Companies or any third party.

Schedule 3 : Warranties and Representations

(d)	Debts

None of the Target Companies have factored any of its debts. There are no debts owing to any of the Target Companies.

(e)	No guarantee or Security Interests

Save as Disclosed, no guarantee or Security Interest has been given or entered into by any of the Target Companies or any third party in respect of Indebtedness or other obligations of any of the Target Companies and no guarantee or Security Interest has been given or entered into by any of the Target Companies in respect of any other person.

(f)	No indemnities given by any of the Target Companies

None of the Target Companies is responsible (including on a contingent basis) for the indebtedness, or for the default in the performance of any obligation, of any person nor are they party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any person.

(g)	Bank accounts

Details of all bank accounts of each of the Target Companies, and particulars of the balances of all the Target Companies’ bank accounts as at a date not more than 2 (two) Business Days before the date of this Agreement, have been disclosed to the Purchaser, and the Target Companies have no other bank accounts. Since the date of such particulars, there have been no material payments out of any such bank accounts, except for routine payments in the ordinary course of business consistent with past practices.

5	Assets, Liabilities and other Arrangements

(a)	No other assets and liabilities

The Target Companies have no assets other than the Vessel and the Target Companies have no liabilities other than those arising in connection with the Transaction Documents and as set forth in the Disclosure Schedule and, save for its obligations under the Transaction Documents, there are no agreements or arrangements to which any of the Target Companies is a party that increase the obligations of any of the Target Companies under the Transaction Documents or that create or include any other obligation that might be binding on any of the Target Companies.

(b)	Business activity

The only business activity of the Target Companies since incorporation or formation has been the acquisition, ownership, chartering and operation of the Vessel.

6	Properties

The Target Companies do not own, occupy or use any real property other than leased offices at (i) 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM08 Bermuda;and Beddingen 16, 7014 Trondheim, Norway.

Schedule 3 : Warranties and Representations

7	Insurance

The Target Companies maintain insurance coverage for, inter alia, the Vessel, meeting the requirements set forth in the Facility Agreement.

8	Litigation and other Disputes

(a)	No proceedings

Save for the Outstanding Contractual Items, none of the Target Companies are, and, to the Vendor’s knowledge, no director or officer of any of the Target Companies (in relation to the affairs of any Target Company or, if resolved in a manner adverse to such director or officer, could result in a materially adverse effect on the Target Companies’ business) is, engaged in or a party to any dispute, litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency, nor are any of the foregoing pending or, to the Vendor’s knowledge, threatened or expected either against or by any of the Target Companies, and, to the Vendor’s knowledge, there is no fact or circumstance or any other form of written demand in existence that might give rise to the same, or form the basis of any criminal prosecution against any of the Target Companies.

(b)	No orders or judgements

There is no order, decree or judgement of any court, tribunal or any governmental agency of any country outstanding against any of the Target Companies or, to the Vendor’s knowledge, any person for whose acts any of the Target Companies may be vicariously liable, and, to the Vendor’s knowledge, there are no circumstances likely to give rise to vicarious liability of any of the Target Companies, and no injunction has been granted against any of the Target Companies.

(c)	No unlawful acts

None of the Target Companies has committed, or been prosecuted for, any breach of a statutory or regulatory duty or any tortious or other criminal or unlawful or unauthorised act that could reasonably be expected to lead, or has led, to a claim for damages or an injunction or other order of a court or tribunal of competent jurisdiction being made against it, and there are no circumstances likely to give rise to such a breach or act.

9	Compliance with Legal Requirements

(a)	Compliance by Target Companies

Each of the Target Companies has, so far as the Vendor is aware, complied and is continuing to comply in all material respects with all relevant legislation and regulations and guidelines in any part of the world applicable to it and/or its business and/or its assets.

(b)	Ultra vires

Each of the Target Companies is empowered and duly qualified to carry on business in all jurisdictions in which its present business is now carried on and has not entered into any ultra vires transaction.

(c)	Returns

Schedule 3 : Warranties and Representations

All returns, particulars, resolutions and other documents required to be filed with or delivered to the relevant authorities in the Republic of the Marshall Islands and Norway by the relevant Target Company have been properly prepared and so filed or delivered.

(d)	Governing Documents of the Target Companies

The governing documents of, and all resolutions passed by, the Target Companies and all other legal requirements concerning the Target Companies have been complied with. Copies of the governing documents of each of the Target Companies have been provided to the Purchaser, which are complete and accurate in all material respects, have attached thereto or incorporated therein copies of all resolutions and other documents required by law to be so attached or incorporated, and fully set out the rights and restrictions attaching to the Interests.

(e)	Books and records

The statutory books (including all registers and minute books whether electronic or otherwise), books of account and other statutory records of each of the Target Companies have been properly and accurately written up or maintained in accordance with all applicable laws and are up to date (but not including the date of the Agreement) and comprise complete and accurate records of all information required to record therein other than to the extent that they are not material to the business of any of the Target Companies. None of the Target Companies have received any notice or allegation that any of the statutory books, books of accounts or other records of whatsoever kind of any of the Target Companies are inaccurate or incomplete or should be rectified.

(f)	Name of Target Companies

Each of the Target Companies does not use or otherwise carry on business under any name other than its full corporate name. Each of the Target Companies has the full right to use its corporate name without restriction, and the Company and the Vendor are not aware of any actual or threatened challenge to the use of that name in respect of the business of each of the Target Companies or any claim that any such use infringes any rights of any third party.

(g)	Consents and licences

Each of the Target Companies holds any and all licences (including statutory licences), permissions, authorisations, consents, registrations and exemptions required by such Target Company for the operation of its business as now carried on, and, to the Vendor’s knowledge, none of these is subject to revocation or cancellation for any reason.

(h)	No penalties or fines

None of the Target Companies nor any of their officers (or agents during the course of their duties) have committed or omitted to do any act or thing that has given or could give rise to a material claim, fine, penalty or other liability, at law or in equity, in respect of the physical or environmental condition of any of their fixed or moveable assets, real property or products.

(i)	No investigations and inquiries.

No investigations, inquiries or reviews by or on behalf of any governmental or other body in respect of any Target Company or its business or assets are pending or, to the Vendor’s knowledge, in existence or have been conducted or threatened, and there are no circumstances that might give rise to such investigation, inquiry or review.

Schedule 3 : Warranties and Representations

10	Employment

None of the Target Companies have or have ever had any employees and there are no arrangements (written or otherwise) under which remuneration or benefit or other sum whatsoever is paid or given to any person (including any officer or consultant of the Target Companies) other than as Disclosed.

11	Taxation

(a)	Tax Residence.

(i)	The Target Companies have always been resident in Bermuda and Norway (as appropriate) for the purposes of Taxation, and no Target Company has been resident in any other country for the purposes of Taxation or treated as so resident for the purposes of any double taxation agreement.

(ii)	No Target Company has traded through a branch, agency or permanent establishment situated outside the jurisdictions listed in 11(a)(i) above (as appropriate).

(b)	Disclosures, Notices, Returns, Clearances and Records.

(i)	All notices, reports, disclosures, accounts, computations, statements, assessments, registrations, de-registrations and any other information that ought to have been made or supplied by or in respect of any of the Target Companies for any Taxation purposes have been made or supplied on a proper basis, were punctually submitted, were accurate and complete when submitted and remain accurate and complete and are not the subject of any dispute, enquiry or investigation with any Taxation Authority, and, to the Vendor’s knowledge, there are no present circumstances that are likely to give rise to any such dispute, enquiry or investigation.

(ii)	No action has been taken by any of the Target Companies in respect of which any consent or clearance from any Taxation Authority was required except in circumstances where such consent or clearance was validly obtained, and no conditions were attaching thereto.

(iii)	Each of the Target Companies has made and submitted each claim, disclaimer, election, notice and consent to have been made and submitted, and details of all such claims, disclaimers, elections, notices and consents are set forth in the Disclosure Schedule.

(iv)	None of the Target Companies has ever been subject to any enquiry, visit, audit, investigation or discovery order by any Taxation Authority nor, to the Vendor’s knowledge.

(v)	The Disclosure Schedule sets out details of all notices given by any Taxation Authority to or in relation to the Target Companies, the provisions of which remain in force.

(vi)	Each of the Target Companies has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief that would arise upon a disposal or realisation on completion of each asset owned by the relevant Target Company before Closing.

Schedule 3 : Warranties and Representations

(vii)	Except as set out in the Disclosure Schedule, the Target Companies’ Taxation affairs are not dependent on or subject to any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(c)	All Tax Paid

(i)	All Taxation for which any of the Target Companies is liable and that ought to have been paid has been paid on a timely basis to the appropriate Taxation Authority.

(ii)	None of the Target Companies has paid, within the three years ending on the date of this Agreement, any interest, penalty, fine or surcharge to any Taxation Authority.

(iii)	None of the Target Companies has received from any Taxation Authority (nor has subsequently repaid to or settled with that Taxation Authority) any payment to which it was not entitled or any notice in which its liability to Taxation was understated.

(d)	Stamp Duty

All documents that are in the possession of any of the Target Companies or under its control or to which any of the Target Companies is a party and that attract stamp duty have been properly stamped, and each of the Target Companies has duly paid all stamp duty to which it is, has been or may be made liable, and there is no liability for any penalty in respect of such duty nor, to the Vendor’s knowledge, are there any circumstances or transactions to which any of the Target Companies is or has been a party, which may result in any of the Target Companies becoming liable for any such penalty.

(e)	U.S. Tax Classification

Each of the Target Companies is classified for United States federal income tax purposes as a disregarded entity pursuant to Treas. Reg. Section 301.7701-3. Neither the Vendor nor any of the Target Companies will take any action to change the U.S. federal income tax classification of the Target Companies.

12	Miscellaneous

(a)	No broker’s fees

No one is entitled to receive from any of the Target Companies any finder’s fee, brokerage, or other commission in connection with the purchase of the Interests.

(b)	Effect of entering into this Agreement

Compliance with the terms of this Agreement or Closing does not and will not:

(i)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:

(A)	any agreement or instrument to which any of the Target Companies is now a party, including the Transaction Documents; or

(B)	any Target Company’s governing documents or give rise to or cause to become exercisable any right of pre-emption or right of first refusal; or

Schedule 3 : Warranties and Representations

(C)	any loan to or mortgage created by any Target Company or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of any Target Company is subject or by which any Target Company is bound;

(ii)	result in any present or future Indebtedness becoming due or capable of becoming due and payable prior to its stated maturity;

(iii)	relieve any other party to an agreement or arrangement with any of the Target Companies, including the Transaction Documents, of its obligations thereunder (whether contractual or otherwise) or enable it to vary or terminate its rights or obligations thereunder or determine any right or benefit enjoyed by any of the Target Companies or to exercise any right, whether under an agreement with, or otherwise in respect of, any of the Target Companies;

(iv)	result in the creation or imposition of any Security Interest on any assets of any Target Company;

(v)	cause any of the Target Companies to lose the benefit of any right or privilege it presently enjoys;

(vi)	cause any person who normally does business with any Target Company not to continue to do so on the same basis as previously; or

(vii)	cause any licence or authority necessary or desirable for the continuation of the relevant Target Company’s respective business to be determined or not renewed or continued or renewed on less favourable terms.

(c)	Accurate information provided

All information given by the Vendor or any Vendor Group Companies or officials or professional advisers of any of the Target Companies or the Vendor to any of the directors, officials or professional advisers of the Purchaser in the course of negotiations leading to this Agreement, taken as a whole, was, when given, and remains and will at Closing be true and accurate in all material respects, and there is no matter or fact that has not been disclosed to the Purchaser that renders any such information untrue or misleading in any material respect.

(d)	Disclosure Schedule etc accurate

All information contained in the Disclosure Schedule is true, complete and accurate in all respects and nothing has been omitted and, there is no matter or fact, which renders any such information untrue, inaccurate, incomplete or misleading in any material respect.

(e)	All information disclosed

All information relating to the Target Companies that the Vendor knows or should reasonably know and that is material to be known by the Purchaser in the context of the sale of the Interests has been disclosed to the Purchaser and, to the best of the knowledge, information and belief of the Vendor, there are no other facts or matters undisclosed to the Purchaser that could reasonably be expected to have a material adverse effect on the Target Companies or the Interests.

Schedule 3 : Warranties and Representations

13	Insolvency

(a)	No Insolvency event

No Insolvency Event has occurred in relation to any of the Target Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

14	The Vessel

(a)	Vessel Commitments

In relation to the Vessel:

(i)	the Vessel is properly registered in the name of the Owner under and pursuant to the flag and law of the Bahamas and all fees due and payable in connection with such registration have been paid;

(ii)	the Vessel is entered with American Bureau of Shipping (or another classification society of like standing) and has the highest classification rating issued by such society for a vessel of the type, age and class of the Vessel;

(iii)	other than as Disclosed, the Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it cannot be detained by any port state authority or the flag state authority for any deficiency;

(iv)	the Vessel is owned free of all maritime liens, encumbrances and mortgages except those that have been Disclosed in the Disclosure Schedule and accepted by the Purchaser and the terms of any charters that continue beyond the Closing Date, mortgages and loan documents do not prohibit the sale of the Target Companies;

(v)	the Vessel is not:

(A)	under arrest or otherwise detained;

(B)	other than in the ordinary course of business, in the possession of any person (other than her master and crew) or subject to a possessory lien; or

(C)	other than in the ordinary course of business, subject to any other lien;

(vi)	the Vessel complies in all material respects with all laws, the requirements of any government agency having jurisdiction over the Vessel, the provisions of all international conventions and the provisions of the rules and regulations issued under international conventions applicable to that Vessel;

(vii)	the Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Vessel or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations;

Schedule 3 : Warranties and Representations

(viii)	no blacklisting or boycotting of any description whatsoever has been applied or currently exists against or in respect of the Vessel; and

(ix)	the Charterer’s consent is not required for the transfer of ownership of the Company to the Purchaser.

Schedule 4 : The Vessel

Schedule 4

The Vessel

Vessel	“FPSO PETROJARL KNARR”
Class	DNV
Flag	Bahamas
Place of Registration	Nassau
Call sign	C6AP8
IMO (Registration) No.	9630987

Schedule 5 : Consideration Formula

Schedule 5

Consideration Formula

Fully-Built-Up Cost of the Vessel on the Closing Date*; less	(Estimated at US$1,250,000,000)
Amount outstanding under the Facility Agreement on the Closing Date	(Estimated at US$780,041,667)
= Consideration

*	Pursuant to that certain Amended and Restated Omnibus Agreement among, inter alia, the Vendor and the Purchaser, “Fully-Built-Up Cost” means (a) the aggregate amount of all expenditures incurred prior to the Closing Date to acquire, construct and/or convert the Vessel and bring the Vessel to the condition and location necessary for its intended use by the Purchaser, plus (b) a reasonable allocation of overhead costs related to the development of the project and other projects that would have been subject to the offer rights set forth in such Omnibus Agreement but were not completed, the amount of which allocation the Purchaser and the Vendor hereby agree shall be US $9.7 million.

EXECUTION PAGE

Executed by	)
TEEKAY CORPORATION	)
/s/ Peter Evensen	)

Executed by TEEKAY OFFSHORE PARTNERS L.P. acting by its General Partner: Teekay Offshore GP L.L.C.	) ) )

/s/ Peter Evensen

Execution Page of Purchase Agreement relating to the sale and purchase of the entire ownership interests in Knarr L.L.C. and Teekay Knarr AS